AMENDMENT NO. 4

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 4 to the Investment Sub-Advisory Agreement dated as of February 19, 2015, by and between the Olive Street Investment Advisers, LLC (the “Adviser”) and Artisan Partners Limited Partnership (the “Sub-adviser”) (the “Agreement”) is entered into as of the 1st day of December, 2020 by and among the Adviser, the Sub-Adviser and the Bridge Builder Trust, on behalf of each Fund indicated on Schedule A to this Amendment (each, a “Fund” and, collectively, the “Funds”). All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement, Amendment No. 1 to the Agreement dated June 9, 2017, Amendment No. 2 to the Agreement dated November 29, 2017 and Amendment No. 3 to the Agreement dated June 8, 2020.

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement dated as of July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-adviser to render portfolio management services to each Fund pursuant to the terms of the Agreement, and the Adviser has agreed to pay the compensation due to the Sub-adviser under the Agreement;

WHEREAS, the Adviser, the Sub-adviser, and the Trust, on behalf of the Bridge Builder Large Cap Value Fund, desire to amend the fee rate as it relates to the Bridge Builder Large Cap Value Fund; and

WHEREAS, pursuant to Section 12 of the Agreement, the Agreement may be amended only by a written instrument signed by the parties;

NOW THEREFORE, in consideration of the foregoing and mutual covenants herein contained, the parties hereby agree as follows:

1.	Fees. Effective December 1, 2020, Schedule A to the Agreement is hereby deleted in its entirety and replaced the new Schedule A to this Amendment, attached hereto.

2.

Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.

Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Agreement effected in accordance with the terms thereof.

4.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment’s subject matter. The Trust is entering in this Amendment with the Adviser and Sub-adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements among the Trust, the Adviser, and the Sub-adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST,
on behalf of the series listed on Schedule A hereto

By: /s/ Julius A. Drelick III

Name: Julius A. Drelick III
Title: President

OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/ Thomas C. Kersting

Name: Thomas C. Kersting
Title: President

ARTISAN PARTNERS LIMITED PARTNERSHIP

By: /s/ Christopher J. Krein

Name: Christopher J. Krein

Title: Vice President

SCHEDULE A

FUNDS AND FEES

EFFECTIVE DECEMBER 1, 2020

Series of Bridge Builder Trust	Annual Sub-advisory Fee Rate

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund